Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form F-10 (the “Registration Statement”) of Sangoma Technologies Corporation and its subsidiaries (the “Company”) of our report dated September 29, 2021 relating to the consolidated financial statements of the Company as at June 30, 2021 and 2020 and for each of the years then ended and of our report dated October 20, 2020 relating to the consolidated financial statements of the Company as at June 30, 2020 and 2019 and for each of the years then ended, which is part of the Registration Statement. We also consent to the reference to our firm under the caption “Auditors” in the prospectus, which is part of the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

December 15, 2021

Toronto, Canada